UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934.

Date of Report: January 11, 2008

(Date of earliest event reported)

Oragenics, Inc

(Exact name of registrant as specified in its charter)

FL	001-32188	59-3410522
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

13700 Progress Blvd	32615
(Address of principal executive offices)	(Zip Code)

386-418-4018 x232

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 11, 2008 our Board of Directors approved an amendment to the outstanding warrants that were originally issued in connection with the Company’s private placement on March 6, 2006. The warrants expire on February 8, 2008 and the Board of Directors determined it would be in the best interest of the Company to amend the exercise price of the outstanding warrants prior to expiration by adjusting the exercise price from $0.60 to $0.44, which was the closing price on the American Stock Exchange of the Company’s common stock on January 11, 2008, the date the board of directors approved the amendment. The reduction in the exercise was made in an effort by the Company to increase the likelihood that the warrants would be exercised by the holders of the warrants and thereby provide the Company with needed capital. All other terms and conditions shall remain the same.

Because our Chairman David Gury, Director Jeffrey Hillman and our former CEO and former Director Robert Zahradnik each participated in the private placement and therefore are holders of the warrants, our independent disinterested directors also separately approved the amendment to the warrants.

There can be no assurances that the reduction in the warrant exercise price will result in any exercise of the warrants at the revised exercise price.

Item 9.01	Financial Information and Exhibits

(c) Exhibits.

Number	Description
4.1	Specimen Warrant Certificate*

4.2	Form of Amendment No. 1 to Warrant Certificate

*	Incorporated by reference to Exhibit 4.3 to Form 8-K filed on March 10, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 17, 2008	ORAGENICS, INC

	By:	/s/ Ronald P. Evens
Ronald P. Evens
President and Chief Executive Officer